CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of the Giordano Investment Trust and to the use of our report dated October 27, 2006 on the Giordano Fund's (a series of the Giordano Investment Trust) financial statements and financial highlights as of and for the period ended September 30, 2006. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.




                                 /s/ Briggs, Bunting & Dougherty, LLP

                                 Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
January 29, 2007